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                                                                   Exhibit 10.11

             COLLABORATION AGREEMENT RELATING TO A JOINT LABORATORY
                             (Summary Translation)
                                (April 18, 2002)

As proposed by Professor Wang Zhigong, director of the Institute of RF & OE-ICs of Southeast University (the "INSTITUTE"), and Professor Zhuang Kunjie, president of Quanzhou Lake Microwave Co., Ltd ("LAKE MICROWAVE"), after friendly negotiation and discussion, both parties agree to establish a joint laboratory as provided herein (the "JOINT LAB").

Both parties hereby agree as follows:

1. Through the Joint Lab, the parties intend to cooperate and share resources with respect to chip design, functional module, technical development of integrated application system and other RF and optical electrical fields.

2. The Joint Lab shall be located in the Institute for the time being. The staff of the Joint Lab can be appointed by and from both parties. The daily operations of the Joint Lab will be under the management of the Institute.

3. The instruments and equipment in the Joint Lab will be loaned by each party, who shall maintain its ownership to such instruments and equipment it has loaned to the Joint Lab. The Joint Lab shall have the right to use these instruments and equipment.

4. The operating expenses of the Joint Lab will be borne by both parties subject to evaluation and settlement annually.

5. The plans on research and development and human resources of the Joint Lab will be determined by the parties after consultation. Management members of both parties shall meet at least twice a year. The meetings will primarily review the progress of the specific research and development projects and the daily operating expenses incurred.

6. Both parties shall jointly own the patent in connection with any invention of the Joint Lab, jointly author any publication and jointly file any appraisal application report.

7. Lake Microwave shall have priority in commercializing any result from research and development by the Joint Lab. The parties agree to separately discuss and agree on how to share the profits from sale of any products after such commercialization.

8. The Institute shall set up an experiment base at the premises of Lake Microwave. The post-development processing and commercialization for any products under research and development at the Joint Lab shall be conducted at this base in Lake Microwave. Lake Microwave shall provide support necessary for that purpose.

9. The term of this Agreement shall be five years and shall be subject to further negotiation upon its expiration.

10. This Agreement may be amended or otherwise modified to deal with currently unforeseeable circumstances during the term of this Agreement.

SOUTHEAST UNIVERSITY INSTITUTE OF RF & OE-ICS


/s/ Wang Zhigong
-------------------------------------


/seal/ Southeast University Institute of RF & OE-ICs


QUANZHOU LAKE MICROWAVE CO., LTD.


/s/ Zhuang Kunjie
-------------------------------------


/seal/ Quanzhou Lake Microwave Co., Ltd.